Exhibit 99.1

PRESS RELEASE

AMERICAN LITHIUM MINERALS, INC.

SIGNS AGREEMENT TO ACQUIRE 100% OF MONTEZUMA LITHIUM MINERALS CLAIMS.

FT. LAUDERDALE, FL—May 5, 2009—American Lithium Minerals Inc., OTCBB: AMLM (the “Company”) announced today that it has entered into a letter agreement (the “Agreement”) with GeoXplor Corp. (“GeoXplor”), a private Nevada company, in respect of 100 unpatented mining claims situated between Clayton Ridge and Montezuma Peak in Esmeralda County, Nevada (the “Property”).  The Montezuma Mineral claims are located in Esmeralda County, Nevada. The three claim blocks are situated approximately 25 miles east of the Nevada-California border, 35 miles southwest of Tonopah, Nevada.

The Clayton Valley brines have the highest lithium content of all brines located in the southwestern United States. The hypothetic origin of the lithium in the Clayton Valley brines includes a hydrothermal source which has evolved from magma or driven by magmatic heat and chemical weathering of the lithium from volcanic rocks. Lithium is concentrated in igneous rocks that crop out in the hills surrounding Clayton Valley.

Matthew Markin, president of American Lithium Minerals, Inc, commented that:  “We are very excited about the agreement we signed with GeoXplor.  We believe that the Clayton Valley is one of the prime locations for a Lithium Brine operation, which is reinforced by the fact that the only producer of Lithium in the United States is based right there in Clayton Valley. We also believe that the demand for lithium is projected to increase significantly due to demands relating to the production of lithium-ion batteries.  Thirdly, the U.S. Government, through its Economic Stimulus Package, has committed to allocating $1 billion to the development of a lithium-ion battery to be manufactured in the U.S.  This, in turn, we believe, will enhance the importance of domestic sources of the raw material.  Finally, extracting lithium from brines has proven to be the most cost efficient method of mining and the extraction process at Clayton Valley is further simplified due to the low level of magnesium.  American Lithium Minerals, Inc intends on maximizing its exploration efforts in order to take full advantage of this unique opportunity.”

The Agreement gives American Lithium Minerals, Inc  the option (the “Option”) to acquire a 100% interest in the Property, subject to a 3% royalty in respect of Lithium Carbonate production and all other ores or minerals mined or extracted from the Property (the “Royalty”).  The Option is exercisable by paying GeoXplor an aggregate of $370,000 over four years (the “Cash Payments”), issuing to GeoXplor an aggregate 750,000 shares of American Lithium Minerals, Inc (250,000 shares on signing of the agreement and 250,000 shares each year thereafter for three years) and incurring expenditures on exploration of the Property of not less than an aggregate $2,000,000 over 4 years.  American Lithium Minerals, Inc may, at any time, accelerate any of the cash payments, share issuances or expenditures and can also satisfy the expenditures requirement by delivering a pre-feasibility study.  The royalty can be reduced at any time upon payment of $1 million for each 1% of the Royalty.

American Lithium Minerals Inc., is an early stage lithium exploration company engaged in evaluating, developing and acquiring lithium projects, with a focus on the United States, Canada and South America.

Forward-Looking Statements

Included in this release are certain “forward-looking” statements involving risks and uncertainties which are intended to conform to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial performance.  Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements.  In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, sales and earnings growth, ability to attract and retain key personnel and general economic conditions, including uncertainties relating to global political conditions, such as terrorism.  Information with respect to important risk factors that should be considered may be contained in the Company’s Annual Report on Form 10-K and its Reports on Form 10-Q to be filed with the U.S. Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not intend to update any of the forward–looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

For Additional Information, Contact:

Matthew Markin, President

(954) 828-9143